UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD

Specialized Disclosure Report
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SNAP ONE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-40683 (Commission File Number)	82-1952221 (I.R.S. Employer Identification Number)
1800 Continental Boulevard, Suite 200 Charlotte, NC 28273
(Address of principal executive offices and zip code)
JD Ellis Chief Legal Officer (801) 523-3100
(Name and telephone number, including area code, of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of Snap One Holdings Corporation (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934. A copy of the Company’s Conflict Minerals Report for the reporting period from January 1 to December 31, 2022 (the “Conflict Minerals Report”) is publicly available on our website at https://investors.snapone.com/financial-information/sec-filings.

Item 1.02 Exhibit

A copy of the Conflict Minerals Report is attached hereto as Exhibit 1.01 and incorporated herein by this reference.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

EXHIBIT INDEX

Exhibit No.	Description
1.01	Conflict Minerals Report for the reporting period from January 1, 2022 to December 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Snap One Holdings Corp.	Date: May 25, 2023
(Registrant)
By:	/s/ JD Ellis
Name: JD Ellis
Title: Chief Legal Officer